Solo Brands Announces Fourth Quarter and Fiscal Year 2021 Results
Provides Fiscal Year 2022 Outlook

GRAPEVINE, Texas: Solo Brands, Inc., (NYSE: DTC) a direct-to-consumer platform for rapidly growing lifestyle brands (the “Company,” “we” or “our”), today announced its financial results for the three and twelve month periods ended December 31, 2021.

The operating results in 2021 include the activity of Oru, ISLE, and Chubbies post-acquisition. The operating results of these acquisitions were not included in our financial results in the prior year.

Fourth Quarter 2021 Highlights Compared to 2020 Fourth Quarter
•Net sales of $176.5 million, up $109.6 million or 164.0%
•Net income of $12.4 million, up $58.1 million
•EPS - basic and diluted of $0.17 for 2021
•Adjusted net income(1) of $35.3 million, up $9.7 million
•Adjusted EBITDA(1) of $43.1 million, up $15.3 million or 55.1%
•Adjusted EPS(1) of $0.45 for 2021

Full Year 2021 Highlights Compared to Full Year 2020(3)
•Net sales of $403.7 million, up $270.3 million or 202.6%
•Net income of $56.5 million, up $80.7 million
•EPS - basic and diluted of $0.17 for 2021
•Adjusted net income(1) of $105.3 million, up $53.8 million
•Adjusted EBITDA(1) of $120.9 million, up $66.0 million or 120.3%
•Adjusted EPS(1) of $1.55 for 2021

“We are incredibly pleased with our performance in the fourth quarter and for the full year, which was driven by strong demand for our brands, especially Solo Stove, which seasonally outperforms in the fourth quarter,” said John Merris, CEO of Solo Brands. “We had an extremely profitable year, and while we are navigating varying challenges like world events, supply chain, and inflation, we continue to see tremendous opportunity for growth across our platform and are excited about the brand performance.”

Operating Results For the Three Months Ended December 31, 2021

Net sales(3) increased 164.0% to $176.5 million, compared to $66.8 million in the fourth quarter of 2020 driven by strong results across channels.
•DTC revenues increased 161.9% to $164.2 million compared to $62.7 million in the fourth quarter of 2020.
•Wholesale revenues increased 197.0% to $12.3 million compared to $4.1 million in the fourth quarter of 2020.

Gross profit(3) increased 168.7% to $111.7 million, compared to $41.6 million in the fourth quarter of the prior year and adjusted gross profit(1), reflecting the impact of purchase accounting adjustments related to the transactions, increased 147.5% to $117.2 million compared to $47.3 million in the same period in the previous year. Gross margin increased 1.1% to 63.3%. Adjusted gross margin(1) decreased to 66.4% compared to 70.8% in the same period in 2020 due to increased freight rates and higher logistics costs.

Selling, general and administrative (SG&A) expenses(3) increased to $82.5 million, compared to $19.6 million in the fourth quarter of 2020. The increase was primarily due to the following: an increase in our advertising and marketing spend of $27.3 million to drive brand awareness, an increase in employee costs of $13.7 million as a result of increased headcount and $6.6 million of equity-based compensation expense, and an increase in shipping costs of $13.5 million.

Depreciation and amortization expenses(3) increased to $5.3 million compared to $3.5 million in the prior year. The increase was primarily due to an increase in amortization expense of $1.3 million to $4.8 million driven by the change in control transaction in 2020 and the acquisitions of Oru, ISLE, and Chubbies in 2021.

Other operating expenses(3) decreased $55.1 million to $6.6 million, compared to $61.7 million in the fourth quarter of the prior year. In the fourth quarter of 2020, other operating expenses were primarily driven by the settling of the incentive awards and bonuses of $37.9 million, $2.9 million of seller and transaction expenses in connection with the 2020 change in control, $1.9 million of buyer expenses paid for by the seller, and an upward adjustment of $19.1 million to the contingent consideration from the 2020 change in control transaction. In the fourth quarter of 2021, other operating expenses were primarily driven by employee costs related to the acquisitions, international expansion costs and costs to transition to a new global headquarters.

Earnings per Class A common stock basic and diluted is $0.17 and is calculated after the 2021 Reorganization Transactions. A comparison to the same period last year is not meaningful or comparable due to the Reorganization Transactions which occurred in 2021. Refer to the footnote on the unaudited consolidated statements of operations for more information.

Adjusted EPS(1) Our weighted average diluted shares were 63,010,538, as calculated under the treasury stock method of accounting for options and RSUs and under the if-converted method for Class B shares (33,416,783 shares). Our adjusted EPS for the fourth quarter was $0.45.

Operating Results For the Twelve Months Ended December 31, 2021

Net sales(3) increased 202.6% to $403.7 million, compared to $133.4 million in the prior year driven by strong results across channels.
•DTC revenues increased 189.9% to $355.7 million compared to $122.7 million in the prior year.
•Wholesale revenues increased 347.4% to $48.1 million compared to $10.7 million in the prior year.

Gross profit(3) increased 197.7% to $258.9 million, compared to $87.0 million in the prior year and adjusted gross profit(1)(3), reflecting the impact of purchase accounting adjustments related to the transactions, increased 186.7% to $271.3 million compared to $94.6 million in the prior year. Gross margin(3) decreased 1.1% to 64.1%. Adjusted gross margin(1)(3) decreased to 67.2% compared to 70.9% in the prior year, in line with expectations due to increased freight rates and higher logistics costs.

Selling, general and administrative (SG&A) expenses(3) increased 298.7% to $159.5 million, compared to $40.0 million in the prior year. The increase in SG&A was primarily driven by the following: an increase in our advertising and marketing spend of $57.0 million, an increase in shipping costs of $24.4 million, an increase in employee costs of $20.6 million due to increased headcount and $7.3 million of equity-based compensation expense, and an increase in seller fees of $8.9 million.

Depreciation and amortization expenses(3) increased to $18.2 million compared to $5.7 million in the prior year. The increase was primarily due to an increase in amortization expense of $11.9 million to $17.5 million driven by the change in control transaction in 2020 and the acquisitions of Oru, ISLE, and Chubbies in 2021.

Other operating expenses(3) decreased 80.1% to $12.3 million, compared to $61.7 million in the prior year. In the fourth quarter of 2020, other operating expenses were primarily driven by the settling of the incentive awards and bonuses of $37.9 million, $2.9 million of seller and transaction expenses in connection with the 2020 change in control, $1.9 million of buyer expenses paid for by the seller, and an upward adjustment of $19.1 million to the contingent consideration from the 2020 change in control transaction. In the fourth quarter of 2021, other operating expenses were primarily driven by $8.1 million of acquisition-related expenses and $2.6 million of business optimization expenses.

Earnings per Class A common stock basic and diluted is $0.17 and is calculated after the 2021 Reorganization Transactions. A comparison to the same period last year is not meaningful or comparable due to the Reorganization Transactions which occurred in 2021. Refer to the footnote on the unaudited consolidated statements of operations for more information.

Adjusted EPS(1) Our weighted average diluted shares were 63,010,538, as calculated under the treasury stock method of accounting for options and RSUs and under the if-converted method for Class B shares (33,416,783 shares). Our adjusted EPS for the full year of 2021 was $1.55.

Balance Sheet

Cash and cash equivalents at the end of the fourth quarter totaled $25.1 million, compared to $32.8 million at December 31, 2020.

Inventory at the end of the fourth quarter was $102.3 million, compared to $14.3 million at December 31, 2020 when the company experienced significant stock outs and ended the fourth quarter of 2020 with $20.2 million of deferred revenue as compared to $3.5 million of deferred revenue at December 31, 2021. In addition, the company grew net sales by three times with organic growth and the acquisitions of Oru, ISLE, and Chubbies. In light of global pressures on supply chain, our increase in inventory reflects a strong inventory position across brands that we are confident is sufficient to meet demand and position us to deliver on our goal of amazing customer experiences.

Guidance

Our guidance reflects our best estimate of the business as we see it today. Accordingly, we expect the following:

Guidance for Full Fiscal Year 2022

Total revenue is expected to be between $540 million and $570 million.

Adjusted EBITDA(1)(2) is expected to be between $121 million and $132 million.

Guidance for First Quarter 2022

Total revenue is expected to be between $82 million and $85 million.

Adjusted EBITDA(1)(2) is expected to be between $12 million and $14 million.

(1) Please see the reconciliation of non-GAAP financial measures to the most comparable GAAP financial measure in the sections titled “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Information” below.

(2) The Company has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income within this press release because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, stock-based compensation with respect to future grants and forfeitures, could materially affect the computation of forward-looking GAAP net income, are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. For more information regarding the non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below.

(3)As a result of the change in control transaction that occurred in 2020, we presented two periods of financial information in the consolidated statements of operations for the twelve months ended 2020 and two periods of financial information in the consolidated statements of operations for the three months ended 2020. The periods presented for the twelve months ended 2020 are January 1, 2020 through October 8, 2020, defined as the Intermediate Successor, and October 9, 2020 through December 31, 2020, defined as the Successor. The periods presented for the three months ended 2020 are October 1, 2020 through October 8, 2020, defined as the Intermediate Successor, and October 9, 2020 through December 31, 2020, defined as the Successor. These periods are not comparable, as the principal impact of the change of control transaction relates to the application of purchase accounting, and the recognition of assets and liabilities at their fair values as of the time of the transaction (this transaction did not involve the combination of our Company with another operating company). Supplemental to the presentation described above, we have combined the Intermediate Successor and Successor for the three and twelve months ended 2020. The combination of these periods is solely for illustrative purposes, only to assist the comparison of the periods presented, and does not represent pro forma financial results compiled in accordance with Regulation S-X of the Securities Act. In particular, this combined presentation does not give effect to the recognition of assets and liabilities at fair market value, in accordance with purchase accounting, as if the transactions had occurred at the beginning of the corresponding fiscal year. The primary impact from the application of purchase accounting in both the Intermediate Successor and Successor periods was the step-up in the cost of our inventory and intangible assets to fair market value, which has a corresponding non-cash, negative impact on gross profit and net income.

Conference Call Details

A conference call to discuss the Company's fourth quarter results is scheduled for March 29, 2022, at 8:30 a.m. ET. To participate, please dial 844-200-6205 or +1 929-526-1599 for international callers, conference ID 878745. The conference call will also be webcast live at https://investors.solobrands.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial 866-813-9403 or +44 204-525-0658 for international callers, conference ID 836635. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website as https://investors.solobrands.com.

About Solo Brands, Inc.

Solo Brands, headquartered in Grapevine, TX, develops and produces ingenious lifestyle products that help customers create lasting memories. Through a disruptive and scaled DTC platform, Solo Brands offers innovative products directly to consumers primarily online through four lifestyle brands – Solo Stove firepits, stoves, and accessories, Chubbies premium casual apparel and activewear, Oru Kayak, origami folding kayaks that can be assembled in minutes, and ISLE paddleboards, maker of inflatable paddle boards. Solo Brands is a direct-to-consumer platform that offers innovative products directly to consumers primarily through its owned websites.

Bruce Williams
Investors@solobrands.com
332-242-4303

Calvin Bond
Calvin.Bond@backbone.media

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our anticipated GAAP and non-GAAP guidance for the fiscal quarter ending March 31, 2022 and the fiscal year ending December 31, 2022. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our ability to manage our future growth effectively; our ability to expand into additional markets; our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products; our ability to cost-effectively attract new customers and retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; the impact of product liability and warranty claims and product recalls; the highly competitive market in which we operate; business interruptions resulting from geopolitical actions, natural disasters, or impacts of the COVID-19 pandemic; risks associated with our international operations; and problems with, or loss of, our suppliers or an inability to obtain raw materials; and the ability of our stockholders to influence corporate matters. These and other important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021, and our other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as may be required under applicable securities laws.

SOLO BRANDS, INC.
Unaudited Consolidated Statements of Operations

	Three Months Ended Financial Information				Twelve Months Ended Financial Information

	SUCCESSOR	SUCCESSOR	INTERMEDIATE SUCCESSOR	Combined	SUCCESSOR	SUCCESSOR	INTERMEDIATE SUCCESSOR	Combined
(In thousands, except per share data)	Three Months Ended December 31, 2021	Period from October 9, 2020 through December 31, 2020	Period from October 1, 2020 through October 8, 2020	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Period from October 9, 2020 through December 31, 2020	Period from January 1, 2020 through October 8, 2020	Year Ended December 31, 2020
Net sales	$176,468	$60,852	$5,984	$66,836	$403,717	$60,852	$72,576	$133,428
Cost of goods sold	64,745	23,183	2,080	25,263	144,809	23,183	23,275	46,458
Gross profit	111,723	37,669	3,904	41,573	258,908	37,669	49,301	86,970
Operating expenses
Selling, general & administrative expenses	82,544	18,515	1,094	19,609	159,524	18,515	21,499	40,014
Depreciation and amortization expenses	5,260	3,285	215	3,500	18,228	3,285	2,387	5,672
Other operating expenses	6,620	22,538	39,197	61,735	12,293	22,538	39,203	61,741
Total operating expenses	94,424	44,338	40,506	84,844	190,045	44,338	63,089	107,427
Income (loss) from operations	17,299	(6,669)	(36,602)	(43,271)	68,863	(6,669)	(13,788)	(20,457)
Non-operating expenses
Interest expense	2,785	1,507	616	2,123	10,135	1,507	1,700	3,207
Other non-operating expenses	199	121	75	196	208	121	319	440
Total non-operating expenses	2,984	1,628	691	2,319	10,343	1,628	2,019	3,647
Income (loss) before income taxes	14,315	(8,297)	(37,293)	(45,590)	58,520	(8,297)	(15,807)	(24,104)
Income tax expense	1,902	21	67	88	2,025	21	78	99
Net income (loss)	12,413	(8,318)	(37,360)	(45,678)	56,495	(8,318)	(15,885)	(24,203)
Less: net income earned by controlling members prior to the Reorganization Transactions	(4,953)	—	—		37,963	—	—	—
Less: net income (loss) attributable to non-controlling interests	6,675	(8,318)	(37,360)	(45,678)	7,841	(8,318)	(15,885)	(24,203)
Net income (loss) attributable to Solo Brands, Inc.	$10,691	$—	$—	$—	$10,691	$—	$—	$—

Earnings per Class A common stock
Basic	$0.17	*	*	*	$0.17	*	*	*
Diluted	$0.17	*	*	*	$0.17	*	*	*

Weighted-average Class A common stock outstanding
Basic	63,011	*	*	*	63,011	*	*	*
Diluted	63,011	*	*	*	63,011	*	*	*
*    The Company analyzed the calculation of earnings per unit for the periods prior to the Reorganization Transactions and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, earnings per unit information has not been presented for the Successor period from October 9, 2020, through December 31, 2020, the Intermediate Successor period from October 1, 2020, through October 8, 2020, and the Intermediate Successor period from January 1, 2020, through October 8, 2020.

SOLO BRANDS, INC.
Unaudited Consolidated Balance Sheets

(In thousands)	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$25,101	$32,753
Accounts receivable, net	21,513	4,166
Inventory	102,335	14,348
Prepaid expenses and other current assets	9,889	328
Total current assets	158,838	51,595
Non-current assets
Property and equipment, net	10,603	980
Intangible assets, net	257,234	200,587
Goodwill	410,559	289,096
Other non-current assets	506	149
Total non-current assets	678,902	490,812
Total assets	$837,740	$542,407

LIABILITIES AND STOCKHOLDERS’ AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$11,774	$1,377
Accrued expenses and other current liabilities	28,150	15,203
Contingent consideration	—	100,000
Deferred revenue	3,524	20,246
Current portion of long-term debt	3,125	450
Total current liabilities	46,573	137,276
Non-current liabilities
Long-term debt, net	125,023	72,898
Deferred tax liability	91,244	—
Other non-current liabilities	729	133
Total non-current liabilities	216,996	73,031

Commitments and contingencies (Note 14)

Shareholders’ and members’ equity
Class A common stock, par value $0.001 per share; 475,000,000 shares authorized, 63,397,635 shares issued and outstanding; no shares authorized, issued and outstanding	63	—
Class B common stock, par value $0.001 per share; 50,000,000 shares authorized, 31,178,815 shares issued and outstanding; no shares authorized, issued and outstanding	31	—
Class A units	—	237,309
Class B units	—	103,109
Additional paid-in capital	350,088	—
Accumulated other comprehensive income	6	—
Retained earnings (accumulated deficit)	10,691	(8,318)
Shareholders’ and members’ equity	360,879	332,100
Shareholders’ equity attributable to non-controlling interests	213,292	—
Total shareholders’ and members’ equity	574,171	332,100
Total liabilities and shareholders’ and members’ equity	$837,740	$542,407

SOLO BRANDS, INC.
Unaudited Consolidated Statements of Cash Flows

	SUCCESSOR	SUCCESSOR	INTERMEDIATE SUCCESSOR
(In thousands)	Year Ended December 31, 2021	Period from October 9, 2020 through December 31, 2020	Period from January 1, 2020 through October 8, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$56,495	$(8,318)	$(15,885)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities
Depreciation	775	37	76
Amortization of intangible assets	17,453	3,248	2,306
Amortization of debt issuance costs	507	55	719
Non-cash interest expense	1,652	—	—
Equity-based compensation	7,329	—	—
Deferred income taxes	(3,139)	—	—
Change in fair value of contingent consideration	—	19,073	—
Bad debt expense	77	35	2
Loss on the sale of property and equipment	187	—	—
Changes in assets and liabilities
Accounts receivable	(15,040)	(1,213)	(1,249)
Inventory	(49,413)	(1,975)	(104)
Prepaid expenses and other current assets	(8,134)	(118)	(68)
Accounts payable	5,009	(332)	1,634
Accrued expenses and other current liabilities	(6,721)	(22,789)	37,337
Deferred revenue	(17,936)	17,876	2,335
Other non-current assets and liabilities	653	13	(16)
Net cash provided by (used in) operating activities	(10,246)	5,592	27,087
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,645)	(297)	(661)
Acquisitions, net of cash acquired	(133,308)	(273,144)	—
Proceeds from the sale of property and equipment	64	—	—
Net cash provided by (used in) investing activities	(143,889)	(273,441)	(661)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	363,600	118,293	10,000
Repayments of long-term debt	(306,725)	(55,000)	(24,325)
Debt issuance costs paid	(4,234)	—	—
Payment of contingent consideration	(100,000)	—	(2,080)
Contributions from members before Reorganization Transactions	250	—	700
Distributions to members before Reorganization Transactions	(33,163)	(12,691)	(3,825)
Proceeds from issuance of Class A common stock, net of underwriters' discounts	234,600	—	—
Payments of initial public offering costs	(5,594)	—	—
Distributions to non-controlling interests	(2,256)	—	—
Proceeds from issuance of Class A units, net of underwriters' discounts	—	250,000	—
Net cash provided by (used in) financing activities	146,478	300,602	(19,530)
Effect of exchange rate changes on cash	6	—	—
Net change in cash and cash equivalents	(7,652)	32,753	6,896
Cash and cash equivalents balance, beginning of period	32,753	—	5,025
Cash and cash equivalents balance, end of period	$25,101	$32,753	$11,921
SUPPLEMENTAL DISCLOSURES:
Cash interest paid	$8,222	$1,453	$991
SUPPLEMENTAL NONCASH INVESTING AND FINANCING DISCLOSURES:
Non-cash issuance of Class B units - non-controlling interest purchase of Oru	$16,486	$—	$—
Non-cash issuance of Class B units - ISLE	$16,494	$—	$—
Non-cash issuance of Class B units - Chubbies	$29,075	$—	$—
Non-cash acquisition of Class B units	$—	$4,749	$—

SOLO STOVE HOLDINGS, LLC
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)
Non-GAAP Financial Measures
We report our financial results in accordance with GAAP, however, management believes that certain non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit, Adjusted Gross Profit Margin, and Adjusted EPS non-GAAP financial measures, because we believe they are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as measures of our operating performance and believes that these non-GAAP measures are useful to our investors because they are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. Our management also uses these non-GAAP measures for planning purposes, including the preparation of our annual operating budget and financial projections.
None of these non-GAAP measures is a measurement of financial performance under GAAP. These non-GAAP measures should not be considered in isolation or as a substitute for a measure of our liquidity or operating performance prepared in accordance with GAAP and are not indicative of net income (loss) from continuing operations as determined under U.S. GAAP. In addition, the exclusion of certain gains or losses in the calculation of non-GAAP financial measures should not be construed as an inference that these items are unusual or infrequent as they may recur in the future nor should it be construed that our future results will be unaffected by unusual or non-recurring items. These non-GAAP financial measures have limitations that should be considered before using these measures to evaluate our liquidity or financial performance. Some of these limitations are as follows:
These non-GAAP measures exclude certain tax payments that may require a reduction in cash available to us; do not reflect our cash expenditures, or future requirements, for capital expenditures (including capitalized software developmental costs) or contractual commitments; do not reflect changes in, or cash requirements for, our working capital needs; do not reflect the cash requirements necessary to service interest or principal payments on our debt; exclude certain purchase accounting adjustments related to acquisitions; and exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

In addition, our definition and calculation of these non-GAAP measures may differ from that of other companies. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP financial measures as a supplement.

Adjusted Gross Profit and Adjusted Gross Profit Margin
We calculate adjusted gross profit as gross profit excluding the fair value write-up of inventory as a result of the change in control transaction in 2020 and the Oru, ISLE, and Chubbies acquisitions. We calculate adjusted gross profit margin as adjusted gross profit divided by net sales.
Adjusted Net Income
We calculate adjusted net income as net income (loss) excluding amortization of intangible assets recognized from the change in control transaction in 2020, inventory fair value write-up, incentive unit and stock-based compensation expense, one-time transaction costs related to the change in control transaction in 2020 and the IPO, acquisition related costs, business expansion expenses, business optimization expenses, fair value adjustment to contingent consideration, management fees, and the tax impact of these adjusting items.
Adjusted EBITDA and Adjusted EBITDA Margin
We calculate adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation and amortization expenses, adjusted to exclude inventory fair value write-up, incentive unit and stock-based compensation expense, one-time transaction costs related to the change in control transaction in 2020 and the IPO, acquisition related costs, business expansion expenses, business optimization expenses, fair value adjustment to contingent consideration, and management fees. We calculated adjusted EBITDA margin as adjusted EBITDA divided by net sales.
Adjusted EPS
We calculate adjusted EPS as adjusted net income as defined above divided by weighted average diluted shares as calculated under U.S. GAAP.

The following table reconciles gross profit to adjusted gross profit for the periods presented:

	Three Months Ended Financial Information				Twelve Months Ended Financial Information

	SUCCESSOR	SUCCESSOR	INTERMEDIATE SUCCESSOR	Combined	SUCCESSOR	SUCCESSOR	INTERMEDIATE SUCCESSOR	Combined
(dollars in thousands)	Three Months Ended December 31, 2021	Period from October 9, 2020 through December 31, 2020	Period from October 1, 2020 through October 8, 2020	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Period from October 9, 2020 through December 31, 2020	Period from January 1, 2020 through October 8, 2020	Year Ended December 31, 2020
Gross profit	$111,723	$37,669	$3,904	$41,573	$258,908	$37,669	$49,301	$86,970
Inventory fair value write-up(1)	5,463	5,774	—	5,774	12,343	5,774	1,864	7,638
Adjusted gross profit	$117,186	$43,443	$3,904	$47,347	$271,251	$43,443	$51,165	$94,608
Adjusted gross profit margin (Adjusted gross profit as a % of net sales)	66.4%	71.4%	65.2%	70.8%	67.2%	71.4%	70.5%	70.9%
(1) Represents the fair market value write-up of inventory accounted for under ASC 805 for the Oru, ISLE, and Chubbies acquisitions.

The following tables reconcile the non-GAAP financial measures to their most comparable GAAP measure for the periods presented:

	Three Months Ended Financial Information				Twelve Months Ended Financial Information

	SUCCESSOR	SUCCESSOR	INTERMEDIATE SUCCESSOR	Combined	SUCCESSOR	SUCCESSOR	INTERMEDIATE SUCCESSOR	Combined
(dollars in thousands)	Three Months Ended December 31, 2021	Period from October 9, 2020 through December 31, 2020	Period from October 1, 2020 through October 8, 2020	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Period from October 9, 2020 through December 31, 2020	Period from January 1, 2020 through October 8, 2020	Year Ended December 31, 2020
Net income (loss)	$12,413	$(8,318)	$(37,360)	$(45,678)	$56,495	$(8,318)	$(15,885)	$(24,203)
Amortization expense	4,843	3,248	203	3,451	17,510	3,248	2,306	5,554
Inventory fair value write-up(1)	5,463	5,774	—	5,774	12,343	5,774	1,864	7,638
Equity based compensation expense(2)	6,597	—	—	—	7,329	—	—	—
Transaction costs(3)	4,421	3,466	39,015	42,481	6,204	3,466	39,265	42,731
Acquisition related costs(4)	93	409	—	409	3,667	409	—	409
Business optimization expense(5)	2,898	—	—	—	3,121	—	—	—
Business expansion expense(6)	1,221	—	—	—	1,314	—	—	—
Changes in fair value of contingent earn-out liability(7)	—	19,073	—	19,073	—	19,073	—	19,073
Management fees(8)	—	—	—	—	—	—	250	250
Tax impact of adjusting items(9)	(2,693)	—	—	—	(2,693)	—	—	—
Adjusted net income (loss)	$35,256	$23,652	$1,858	$25,510	$105,290	$23,652	$27,800	$51,452
Adjusted EPS	$0.45	*	*	*	$1.55	*	*	*

(amounts per share)
Earnings per Class A common stock - diluted (GAAP)	$0.17	*	*	*	$0.17	*	*	*
Net income per Class A common share earned by controlling members prior to the Reorganization Transactions	(0.08)	*	*	*	0.60	*	*	*
Income (loss) per Class A common share - adjusted	$0.09	*	*	*	$0.77	*	*	*
Amortization expense	0.08	*	*	*	0.28	*	*	*
Inventory fair value write-up(1)	0.09	*	*	*	0.20	*	*	*
Equity based compensation expense(2)	0.10	*	*	*	0.12	*	*	*
Transaction costs(3)	0.07	*	*	*	0.10	*	*	*
Acquisition related costs(4)	—	*	*	*	0.06	*	*	*
Business optimization expense(5)	0.05	*	*	*	0.05	*	*	*
Business expansion expense(6)	0.02	*	*	*	0.02	*	*	*
Changes in fair value of contingent earn-out liability(7)	—	*	*	*	—	*	*	*
Management fees(8)	—	*	*	*	—	*	*	*
Tax impact of adjusting items(9)	(0.04)	*	*	*	(0.04)	*	*	*
Adjusted EPS(10)	$0.45	*	*	*	$1.55	*	*	*

Weighted-average Class A common stock outstanding - diluted	63,011	*	*	*	63,011	*	*	*
Continued on next page.

	Three Months Ended Financial Information				Twelve Months Ended Financial Information

	SUCCESSOR	SUCCESSOR	INTERMEDIATE SUCCESSOR	Combined	SUCCESSOR	SUCCESSOR	INTERMEDIATE SUCCESSOR	Combined
(dollars in thousands)	Three Months Ended December 31, 2021	Period from October 9, 2020 through December 31, 2020	Period from October 1, 2020 through October 8, 2020	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Period from October 9, 2020 through December 31, 2020	Period from January 1, 2020 through October 8, 2020	Year Ended December 31, 2020
Net income (loss)	$12,413	$(8,318)	$(37,360)	$(45,678)	$56,495	$(8,318)	$(15,885)	$(24,203)
Interest expense	2,788	1,507	607	2,114	10,151	1,507	1,700	3,207
Income tax expense	1,902	21	67	88	2,025	21	78	99
Depreciation and amortization expense	5,260	3,285	215	3,500	18,228	3,285	2,387	5,672
Inventory fair value write-up(1)	5,463	5,774	—	5,774	12,343	5,774	1,864	7,638
Equity based compensation expense(2)	6,597	—	—	—	7,329	—	—	—
Transaction costs(3)	4,421	3,466	39,015	42,481	6,204	3,466	39,265	42,731
Acquisition related costs(4)	93	409	—	409	3,667	409	—	409
Business optimization expense(5)	2,898	—	—	—	3,121	—	—	—
Business expansion expense(6)	1,221	—	—	—	1,314	—	—	—
Changes in fair value of contingent earn-out liability(7)	—	19,073	—	19,073	—	19,073	—	19,073
Management fees(8)	—	—	—	—	—	—	250	250
Adjusted EBITDA	$43,056	$25,217	$2,544	$27,761	$120,877	$25,217	$29,659	$54,876
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	24.4%	41.4%	42.5%	41.5%	29.9%	41.4%	40.9%	41.1%
*    The Company analyzed the calculation of earnings per unit for the periods prior to the Reorganization Transactions and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, earnings per unit information has not been presented for the Successor period from October 9, 2020, through December 31, 2020, the Intermediate Successor period from October 1, 2020, through October 8, 2020, and the Intermediate Successor period from January 1, 2020, through October 8, 2020.
(1) Represents the fair market value write-up of inventory accounted for under ASC 805 for the Oru, ISLE, and Chubbies acquisitions.
(2) Represents employee compensation expense associated with equity based awards. This includes expense associated with the incentive unit awards as well as awards issued on and subsequent to the IPO including options and restricted stock units.
(3) Represents transaction costs including transaction bonuses and professional service fees related to the Oru, ISLE, and Chubbies acquisitions and the IPO.
(4) Represents transaction expenses that we do not believe are reflective of our ongoing operations, primarily professional service fees associated with the Oru, ISLE, and Chubbies acquisitions.
(5) Represents various start-up costs, transition costs, incremental carrier charges, warehouse and optimization charges, and exit costs associated with new global headquarters infrastructure with new and expanded distribution facilities in Texas, Pennsylvania, and the Netherlands.
(6) Represents costs for expansion into new international and domestic markets.
(7) Represents the charge to mark the contingent earn-out consideration to fair value in connection with the 2020 change in control event.
(8) Represents fees paid pursuant to a monitoring agreement with Bertram Capital. The monitoring agreement was terminated on October 8, 2020 in connection with 2020 change in control event.
(9) Represents the tax impact of adjustments calculated at the federal statutory rate of 21% less the portion of the tax impact of the adjustments attributable to the noncontrolling interest. We calculated the tax impact of the adjusting items in the Successor period from the IPO through December 31, 2021, as we were a limited liability company and not subject to corporate income taxes in the periods prior to the IPO.
(10) Adjusted Earnings Per Share (“Adjusted EPS”) is calculated independently for each component and may not sum to Adjusted EPS due to rounding.